Exhibit 23.1




             Consent of independent accountants

We consent to the incorporation by reference in Post-Effective Amendment Nos. 2, 3,4A and 5A on Form S-8 and the related Prospectuses to the registration statement of Entergy Corporation on Form S-4 (File Numbers 33-54298) and on Form S-3 (File Numbers 333-02503 and 333-22007) of our report dated June 18, 1996, on our audits of the consolidated financial statements of London Electricity plc, as of March 31, 1996 and March 31, 1995 and for the each of the two years in the period ended March 31, 1996, which report is included in this Report on Form 8-K.



Yours faithfully



COOPERS & LYBRAND

Coopers & Lybrand
London
England

April 14, 1997